UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

DT ASIA INVESTMENTS LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-36664	98-1192662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11th Floor, Satellite Building 473 Satellite Road Economic Technological Development Zone Urumqi, Xinjiang, China	830000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: +86 991-3072247

Room 703, 7/F.,

Beautiful Group Tower,

77 Connaught Road Central,

Hong Kong

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modification to Rights of Security Holders.

In connection with a private investment in public equity offering (the “PIPE Offering”), DT Asia Investments Limited (the “Company”) filed an Amended and Restated Memorandum and Articles of Association with the Registry of Corporate Affairs for the British Virgin Islands on June 29, 2016 (the “Amended Articles”). The filing date of June 29, 2016, is also deemed the effective date of the Amended Articles. The Amended Articles set forth the terms of a new class of shares of the Company (the “Series A Convertible Preferred Stock”).

In connection with and as a condition to the consummation of the Business Combination (defined below), the Company conducted the PIPE Offering to qualified investors which raised approximately $8.6 million. Pursuant to the closing of the PIPE Offering on July 6, 2016, the Company issued 715,000 shares of Series A Convertible Preferred Stock with each share of Series A Convertible Preferred Stock entitled to one vote at a meeting of the shareholders of the Company.

Holders of the Series A Convertible Preferred Stock are entitled to a cumulative, annual dividend of 8% per annum and each share of Series A Convertible Preferred Stock will be convertible at any time into one Company ordinary share at an initial conversion price of $12.00 per share; provided, however, that the Series A Convertible Preferred Stock shall automatically convert at such time that the average closing price of the Company’s ordinary shares is at least $16.00 per share. Additionally, the Series A Convertible Preferred Stock shall be redeemed at $12.00 per share, plus accrued dividends, on the fifth anniversary of the date of issuance, or earlier upon the occurrence of certain reorganization events. In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each holder of Series A Convertible Preferred Stock shall be entitled to receive a liquidation preference of $12.00 per share of Series A Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Company available for distribution to its shareholders, after satisfaction of liabilities owed to the Company’s creditors and holders of any senior shares and before any payment or distribution is made to holders of any ordinary shares or other junior shares.

The foregoing description of the Amended Articles does not purport to be complete and is qualified in its entirety by reference to the Amended Articles, a copy of which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information regarding amendments to the Company’s Memorandum and Articles of Association are set forth in Item 3.03, “Material Modification to Rights of Security Holders” and is incorporated herein by reference.

Item 8.01.    Other Events.

On July 6, 2016 (the “Closing Date”), the Company consummated the previously announced business combination (the “Business Combination”) pursuant to the Share Exchange Agreement, dated January 11, 2016, by and among the Company, Adrie Global Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability (“Adrie”), each of Adrie’s shareholders, the Company’s sponsor, DeTiger Holdings Limited, in the capacity as the representative for the Company’s shareholders prior to the closing of the Business Combination, and Li Jingping in the capacity as the representative for the Sellers, which, as a result of the Business Combination, Adrie will continue the existing business operations of Adrie as a publicly traded company listed on the Nasdaq Capital Market.

On July 5, 2016, the Company issued a press release announcing its shareholders approved the Business Combination. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On July 6, 2016, the Company issued a press release announcing the consummation of the Business Combination. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

The Company will file a Current Report on Form 8-K to report additional information regarding the closing of the Business Combination and related matters within the four business days following the Closing Date.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
3.1	Amended and Restated Memorandum and Articles of Association.
99.1	Press release.
99.2	Press release.

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Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DT ASIA INVESTMENTS LIMITED

July 6, 2016	By:	/s/ Li Jingping
Li Jingping
President and Chief Executive Officer

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DT ASIA INVESTMENTS LIMITED

Exhibit Index to Current Report on Form 8-K dated June 29, 2016

Exhibit	Description
3.1	Amended and Restated Memorandum and Articles of Association.
99.1	Press release.
99.2	Press release.

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